Exhibit (10)(iii)35

AMENDMENT TO

CH ENERGY GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
(2000 Plan)

          The CH Energy Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”) is amended, effective December 31, 2007, as follows:

          1.       The fourth paragraph of Section 3 of the Plan (and the corresponding section of each outstanding award agreement that incorporates this Section 3 of the Plan) is hereby superseded and replaced in its entirety as set forth below:

          “In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation (“Corporate Transaction”), the Committee or Board shall make such equitable substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion to prevent dilution or enlargement of the rights of Covered Employees that otherwise would result from such events; provided however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option. In no event shall any adjustment be required if the Committee or the Board determines that such action could cause a Stock Option to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Covered Employee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Stock Option.”

2.	The Plan is hereby amended by deleting Sections 5(k) and 13(j) in their entirety.

3.	Section 18 of the Plan is hereby superseded and replaced in its entirety as set forth below:

“SECTION 14. COMPLIANCE WITH SECTION 409A OF THE CODE

Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. Notwithstanding any other provision of the Plan or any Award agreement, an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Covered Employee. Although the Corporation intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Corporation does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Corporation, its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Covered Employee or any other person for any tax, interest, or penalties the Covered Employee might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.”

4.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

CH ENERGY GROUP, INC.

By:	/s/ Steven V. Lant

Steven V. Lant, Chairman, President and
Chief Executive Officer of
CH Energy Group, Inc.